Exhibit 3.1

Registration No. 45011

BERMUDA

CERTIFICATE OF INCORPORATION

I hereby in accordance with section 14 of the Companies Act 1981 issue this Certificate of Incorporation and do certify that on the 6th January 2011

Kosmos Energy Ltd.

was registered by me in the Register maintained by me under the provisions of the said section and that the status of the said company is that of an exempted company.

Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 10th day of January 2011

/s/ REGISTRAR OF COMPANIES

for Registrar of Companies